CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oculis Holding AG of our report dated March 28, 2023 relating to the consolidated financial statements of Oculis SA, which appears in Oculis Holding AG’s Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers SA
Lausanne, Switzerland
May 15, 2023